Exhibit 11.1
                             AMERICAN STORES COMPANY
                        Calculation of Earnings Per Share
                                   (unaudited)
                (In thousands of dollars, except per share data)

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                                           Thirteen Weeks Ended    Twenty-Six Weeks Ended

                                           July 29,    July 30,    July 29,   July 30,
                                            1995         1994       1995        1994

Primary Earnings Per Share

Primary earnings applicable to
  shareholders                            $  73,937   $  69,034   $ 127,820   $116,997

Primary earnings per share                    $0.50      $0.48       $0.87       $0.82

Average shares outstanding                  148,318     142,745     147,249    142,682


Fully Diluted Earnings Per Share

Earnings applicable to shareholders       $  73,937   $  69,034   $ 127,820   $116,997
Plus interest on convertible debentures           0       1,903           0      3,806

Fully diluted earnings applicable to
  shareholders                            $  73,937   $  70,937   $ 127,820   $120,803

Fully diluted earnings per share              $0.50(1)  $0.47(1)   $0.86(1)   $0.80(1)

Fully diluted average shares outstanding    149,011     151,211     147,945    151,205



Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise            $  45,541   $  14,524   $  36,649   $ 15,346

Shares under options outstanding              2,237       1,251       1,938      1,340
Shares assumed acquired with proceeds
  under the treasury stock method            (1,544)       (563)     (1,242)      (595)
Incremental shares due to assumed
  exercise of stock options                     693         688         696        745

Fully diluted average shares outstanding:

Average shares outstanding                  148,318     142,745     147,249    142,682
Assumed exercise of stock options               693         688         696        745
Assumed conversion of debentures                  0       7,778           0      7,778

     Total                                  149,011     151,211     147,945    151,205



(1) Dilution is less than 3%.


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